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                                                                   EXHIBIT 11.01

                                 CSK AUTO, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                             THIRTEEN WEEKS ENDED
                                                 ----------------        -------------
                                                  AUGUST 3, 1997         JULY 28, 1996
                                                 ----------------        -------------
Income (loss) before income taxes                    $ 3,693               $ 3,526

Fixed charges
        Interest expense                               8,406                 3,520
        Interest portion of rentals                    4,878                 4,294
                                                     -------               -------

                  Total fixed charges                 13,284                 7,814
                                                     -------               -------

Earnings before income taxes and fixed charges       $16,977               $11,340

Ratio of earnings to fixed charges (1)                  1.28                  1.45
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